EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is between American Casino & Entertainment Properties, LLC (the “Company”), having an address at 2000 Las Vegas Boulevard South, Las Vegas, Nevada 89104, and Thomas I. Moore (“Employee”), of Las Vegas, Nevada.

1. Employment

Upon the terms and conditions hereinafter set forth, the Company hereby agrees to employ Employee and Employee hereby agrees to become employed by the Company. During the Term of Employment (as hereinafter defined), Employee shall be employed in the position of President of the Company’s Project Management entity (currently proposed to be Stratosphere Development, LLC) and shall also serve in other positions of the affiliates of the Company as may be designated (the “Designated Affiliates”) from time to time by the CEO, provided that such Designated Affiliates are engaged in businesses relating to gaming, casino or resort operation or development (collectively, the “Gaming Business”). Employee shall perform such duties as are specified from time to time by the Company. Employee shall report to and be under the supervision of the Chief Executive Officer.

During the Term of Employment, Employee shall devote his professional attention, on a full time basis, to the business and affairs of the Company and the Designated Affiliates, shall use his best efforts to advance the best interest of the Company and the Designated Affiliates and shall comply with all of the policies of the Company and the Designated Affiliates, including, without limitation, such policies with respect to legal and gaming compliance, conflicts of interest, confidentiality and business ethics as are from time to time in effect.

Except as specifically provided herein, during the Term of Employment, Employee shall not, without the prior written consent of the Company, directly or indirectly (i) render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other individual, entity, company or group (hereinafter referred to as “Person”) as an employee, advisor, independent contractor, agent, consultant, representative or otherwise, whether or not compensated, or (ii) plan, take any actions in furtherance of, or otherwise devote any time to, any future business opportunity (except as otherwise provided in this Agreement), whether sponsored by Employee or any other Person (the “Exclusivity Obligation” ). However, nothing contained herein shall restrict Employee from being involved in the business of Tom Moore Associates, LLC (“Other Activity”), provided that (a) Employee devotes his full professional attention to the business affairs of the Company, its subsidiaries and of any affiliated entities to which the Company has made his services available, (b) the Other Activity does not interfere with, and Employee is otherwise in compliance with, Employee’s professional duties and responsibilities hereunder, and (c) Employee otherwise cooperates with the Company in connection with any information regarding the Other Activity that may be requested or required by the Company or any licensing or other regulatory authorities.

2. Term

The employment period under this Agreement shall commence as of March 16, 2010 and shall continue through the period (the “Term of Employment”) ending on March 16, 2012 (the “Expiration Date”), unless earlier terminated as set forth in this Agreement. Company shall provide Employee with at least a sixty (60) day written notice should it determine not to renew an employment agreement with Employee.

3. Compensation

For all services to be performed by Employee under this Agreement, during the Term of Employment, Employee shall be compensated in the following manner:

(a) Base Compensation

The Company will pay Employee a salary (the “Base Salary”) at an annual rate of $400,000. The Base Salary shall be payable in accordance with the normal payroll practice of the Company (but no less frequently than bi-weekly). In addition, Employee shall be entitled to such Company standard benefits as other employees in similar position for which Employee may become eligible.

(b) Bonus Compensation

During the Term of Employment, Employee shall be eligible to receive an annual bonus, as may, from time to time, be determined in the sole discretion of the Board (the “Bonus Compensation”).

(c) Taxes

All amounts paid by the Company to Employee under or pursuant to this Agreement, including, without limitation, the Base Salary, and any Bonus Compensation, or any other compensation or benefits, whether in cash or in kind, shall be subject to normal withholding and deductions imposed by any one or more local, state or federal governments.

4.   Termination

This Agreement shall terminate (subject to Section 9(g) below) and the Term of Employment shall end, on the first to occur of (each a “Termination Event”):

(a)	The Expiration Date;

(b)
The death of Employee or the total or partial disability that, in the judgment of the Company, renders Employee, with or without reasonable accommodation, unable to perform his essential job functions for the Company for a period of at least 90 consecutive business days;

(c)	The discharge of Employee by the Company with (i) Cause (as hereinafter defined) or (ii) without Cause;

(d)	The resignation of Employee (and without limiting the effect of such resignation, Employee agrees to provide the Company with not less than 30 days prior written notice of his resignation); or

The Company may discharge Employee at any time, for any reason or no reason, with or without Cause, in which event Employee shall be entitled only to such payments as are set forth in Section 5 below.

As used herein, “Cause” is defined as Employee’s: (i) failure to perform the duties assigned to him; (ii) chronic impairment due to alcohol or substance abuse; (iii) conviction of a Serious Crime or being charged with a felony (for purposes of this Agreement a “Serious Crime” is a crime that the Company believes could prohibit the Employee from obtaining or maintaining any work card, license, or finding of compliance suitability necessary for Employee to maintain employment with Company) ; (iv) violation of a federal or state securities law or regulation; (v) negligent conduct, error or omission in the carrying out of his duties under this Agreement; (vi) conduct that causes damage to the reputation of the Company(vii) breach of the Exclusivity Obligation or any of the obligations set forth in Section 6 or Section 7 below; (viii) any revocation or suspension by any state or local authority of Employee’s required license(s) to serve in his position(s) with the Company; or (ix) any act or failure to act by Employee which causes any gaming or other regulatory authority having jurisdiction over the Company, the Designated Affiliates or any of their affiliates to seek any material redress or remedy against Employee, the Company, any Designated Affiliate or any of their affiliates.

5. Effect of Termination

In the event of termination of Employee’s employment hereunder, all rights of Employee under this Agreement, including all rights to compensation, shall end and Employee shall only be entitled to be paid the amounts set forth in this Section 5 below.

(a) In the event that the Term of Employment ends (i) for the reason set forth in Section 4(a) above (i.e., Expiration Date), or (ii) for any of the reasons set forth in Section 4(b) above (i.e. death or disability) or (iii) for the reason set forth in Section 4(d) above (i.e. resignation), or (iv) for the reason set forth in Section 4(c)(i) (with Cause), then, in lieu of any other payments of any kind, Employee shall be entitled to receive, within fifteen (15) days following the date on which the Termination Event in question occurred (the “Clause (a) Termination Date”) any amounts of: (A) Base Salary due and unpaid to Employee from the Company as of the Clause (a) Termination Date; and (B) Bonus Compensation earned, vested, due and unpaid to Employee from the Company as of the Clause (a) Termination Date.

(b) In the event that the Term of Employment ends (i) for the reasons set forth in Section 4(c)(ii) above (without Cause) or 4 (e) (change of control) then, in lieu of any other payments of any kind, Employee shall be entitled to receive, within fifteen (15) days following the date on which the Termination Event in question occurred (the “Clause (b) Termination Date”) any amounts of: (A) Base Salary due and unpaid to Employee from the Company as of the Clause (b) Termination Date; (B) Bonus Compensation earned, vested, due and unpaid to Employee from the Company as of the Clause (b) Termination Date; (C) Severance Payment equal to Three Hundred Ninety Thousand Dollars ($390,000.00).

6. Non-Disclosure

During the Term of Employment and for a period of two years from the Employees last day of employment with the Company , Employee shall hold in a fiduciary capacity for the benefit of the Company, each Designated Affiliate and each of their affiliates, respectively, all secret or confidential information, , including, without limitation, statistical data, trade secrets, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, relating to the business of the Company, the Designated Affiliates or their affiliates, and their respective business as, (i) obtained by Employee at any time during Employee’s employment by the Company and (ii) not otherwise in the public domain (“Confidential Information”). Employee also agrees to keep confidential and not disclose to any unauthorized Person any personal information regarding the Designated Affiliates or any of their affiliates and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Agreement). Employee shall not, without the prior written consent of the Company: (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties as an employee of the Company. Employee will assist the Company, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement.

In no event shall Employee during or after his employment hereunder, disparage the Company, its Affiliates, their respective affiliates or any of their respective officers, directors or employees.

All processes, technologies, intellectual property and inventions (collectively, “Inventions”) conceived, developed, invented, made or found by Employee, alone or with others, during the Term of Employment, whether or not patentable and whether or not on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Employee to the Company. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Company) to vest title to any such Inventions in the Company and to enable to the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

7. Non-Compete

(a) During the first calendar year of Employment under this Agreement, unless Employee’s employment is terminated for the reason set forth in Section 4(a) above (i.e., Expiration Date) or under Section 4(c)(i) (for Cause) , in which case this Section 7(a) shall terminate automatically and without notice, for a period of six (6) months following the last day of Employee’s employment by the Company, Employee will not, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in the hotel or casino business in or within one hundred (100) miles of the Stratosphere Hotel and Casino.

Notwithstanding the foregoing, nothing in this Agreement will (a) prohibit Employee from investing in the securities of private companies in which he does not participate in the management (either as an employee, officer or director), provided that such investment has been cleared in accordance with all investment or insider trading policies applicable to Employee, or (b) participating in any way in the Other Activity.

(b) Employee covenants and agrees with the Company and its subsidiaries that, during Employee’s employment by the Company and for one (1) year following the last day of Employee’s employment by the Company, Employee shall not directly, or indirectly, for himself or for any other Person:

(i)
solicit, interfere with or endeavor to entice away from the Company, any Designated Affiliate or any of their subsidiaries or affiliates, any customer, client or any Person in the habit of dealing with any of the foregoing;

(ii)	interfere with, entice away or otherwise attempt to obtain the withdrawal of any employee of the Company, any Designated Affiliate or any of their subsidiaries or affiliates; or

(iii)	advise any Person not to do business with the Company, any Designated Affiliate or any of their subsidiaries or affiliates.

Employee represents to and agrees with the Company that the enforcement of the restrictions contained in Section 6 and Section 7 (the Non-Disclosure and Non-Compete sections respectively) would not be unduly burdensome to Employee and that such restrictions are reasonably necessary to protect the legitimate interests of the Company. Employee agrees that the remedy of damages for any breach by Employee of the provisions of either of these sections may be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond. In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

8. Benefits

During the Term of Employment, Employee shall be entitled to receive certain healthcare and other similar employee welfare benefits (including eligibility to participate in the Executive Medical Reimbursement Plan provided by the Company) comparable to those received by other employees of the Company at a similar pay level and/or position with the Company as such may be provided by the Company in its sole and absolute discretion from time to time within thirty (30) days hereof. In the event that, during the Term of Employment, the Company awards to its executives stock options or restricted stock in anticipation of a public offering, Employee shall be eligible to receive an award of such options or restricted stock comparable to that received by other employees at a similar pay level and/or position with the Company; provided, however, that the decision to make any such award to Employee and the amount of any such award shall be subject to the review and approval of the Board, in its sole and absolute discretion.

9.     Miscellaneous

(a)
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements.

(b)
This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representatives, heirs, distributees, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that Employee may not delegate any of Employee’s duties hereunder, and may not assign any of Employee’s rights hereunder, without the prior written consent of the Company, which may be withheld in its sole and absolute discretion. If elected by the Company, upon any such assignment, all references herein to the Company shall be deemed instead to be references to the assignee and/or its designee(s).

(c)	This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of Nevada.

(d)
Employee covenants and represents that he is not a party to any contract, commitment or agreement, nor is he subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict him from entering into and performing his obligations under this Agreement, including without limitation any contract, commitment, agreement, rule or regulation relating to the Other Activity.

(e)	Employee acknowledges that he has had the assistance of legal counsel in reviewing and negotiating this Agreement.

(f)
This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.

(g)
This Agreement and all of its provisions, other than the provisions of Section 5, Section 6, Section 7 and Section 9 hereunder (which shall survive termination), shall terminate upon Employee ceasing to be an employee of the Company for any reason.

(h)
In the event of the death of Employee during the Term of Employment, Employee’s heir shall be entitled to receive all payments otherwise earned, vested, due and unpaid to Employee from the Company pursuant to the terms and conditions of this Agreement as of the date of Employee’s death.

(i)
Employee acknowledges and agrees that he shall be solely responsible for the payment of all federal, state and other income taxes, excise taxes and other taxes that may be payable from time to time by Employee with respect to all payments or benefits earned or received by or payable to Employee under this Agreement (whether consisting of Base Salary, Bonus Compensation, Severance Payment, or otherwise) and shall not be entitled to receive any “gross-up payments” or other additional payments from the Company or its affiliates on account of, with respect to, in mitigation of, or as a set-off against, such taxes. Without limiting the foregoing, if it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to Employee by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Employee participates or is a party (whether consisting of Base Salary, Bonus Compensation, Severance Payment, or otherwise), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, as amended (the “Code”), subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), then Employee shall be solely responsible for the payment of the Excise Tax and shall not be entitled to receive any “gross-up payments” or other additional payments from the Company or its affiliates on account of, with respect to, in mitigation of, or as a set-off against, such Excise Tax.

American Casino & Entertainment Properties, LLC

By:	/s/ Frank V. Riolo
Name: Frank V. Riolo
Title: CEO

EMPLOYEE:

By:	/s/ Thomas I. Moore